Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1, filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 8, 2018, relating to the consolidated financial statements and financial statement schedule of National Vision Holdings, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of National Vision Holdings, Inc. for the year ended December 30, 2017, and incorporated by reference in the Prospectus included in Registration Statement No. 333-223602 on Form S-1.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 15, 2018